Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”), dated as of July 23, 2021, is made by and between Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”) and SmartRent.com, Inc., a Delaware corporation (the “Company”) (each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Merger Agreement, dated as of April 21, 2021, by and among the Parties and Einstein Merger Corp. I, a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Agreement”).

WHEREAS, Section 8.3 of the Agreement provides that any provision of the Agreement may be amended or waived only by a written instrument, in the case of an amendment, signed by Parent and the Company, and in the case of a waiver, by the party against whom the waiver is to be effective; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Amendment to Section 5.2(a). Section 5.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least a majority of whom shall meet the director independence requirements of NYSE or Nasdaq, as applicable, and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1 of this Agreement. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:

(i)	Lucas Haldeman, who shall be appointed as Chairman of the board of directors; and

(ii)	The Company shall designate the remaining six (6) directors, two (2) of whom shall be subject to the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and shall meet the director independence requirements of NYSE or Nasdaq, as applicable (each, a “Company Designee”).”

2.	Amendment to Section 5.8. Section 5.8 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Securities Listing. Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock listed for trading on Nasdaq or the NYSE from the date hereof and through the Closing. Parent and the Company will use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock following the Closing in satisfaction of applicable Nasdaq or NYSE listing rules, as applicable.”

3.	Amendment to Section 6.1(g). Section 6.1(g) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Exchange Listing. The Parent Class A Common Stock shall have been approved for listing on Nasdaq or NYSE as of the Closing, subject only to the requirement to have a sufficient number of round lot holders pursuant to the applicable exchange listing rules.”

4.	Amendment to Appendix A.

(a)  The definition of “Federal Securities Laws” in Appendix A of the Agreement is hereby deleted and replaced in its entirety with the following:

““Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq or the NYSE, as applicable, promulgated thereunder.”

(b)  A new definition is hereby added to Appendix A of the Agreement as follows: “NYSE” means the New York Stock Exchange.”

5.       Full Force and Effect; Amendment. Except as expressly provided hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

6.       Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument, and a DocuSign, facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Amendment.

7.       Miscellaneous. For the avoidance of doubt, references in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

PARENT:

FIFTH WALL ACQUISITION CORP. I

By:	/s/ Brendan Wallace
	Name:	Brendan Wallace
	Title:	Chief Executive Officer

COMPANY:

SMARTRENT.COM, INC.

By:	/s/ Lucas Haldeman
	Name:	Lucas Haldeman
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]